                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                     3CI Complete Compliance Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

================================================================================

                      3CI COMPLETE COMPLIANCE CORPORATION

                           910 Pierremont, Suite 312
                          Shreveport, Louisiana 71106



         Notice of Annual Meeting of Stockholders -- September 4, 1996


To the Stockholders:

         The annual meeting of stockholders of 3CI Complete Compliance Corporation, a Delaware corporation (the "Company"), will be held at 11:00 a.m. Central Daylight Time, on Wednesday, September 4, 1996, at the Chateau Suite Hotel of Shreveport, 201 Lake Street, Shreveport, Louisiana, for the following purposes:

         1. To elect a Board of four Directors to serve for the ensuing year.

         2. To consider and act upon a proposal that the stockholders ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for 1996.

         3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on July 31, 1996, will be entitled to vote at this meeting.


                                              By Order of the Board of Directors




                                              DR. WERNER KOOK
                                              Chairman of the Board of Directors

Shreveport, Louisiana
August 2, 1996

================================================================================

                     3CI COMPLETE COMPLIANCE CORPORATION

                          910 Pierremont, Suite 312
                         Shreveport, Louisiana 71106


                      ---------------------------------
                               PROXY STATEMENT
                      ---------------------------------


               SOLICITATION OF PROXY, REVOCABILITY AND VOTING

         The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of 3CI Complete Compliance Corporation, a Delaware corporation (the "Company"), for use at the 1996 annual meeting of stockholders of the Company to be held on September 4, 1996. It is expected that the solicitation of proxies will be made by mail and the Company will bear the cost of such solicitation. Any person giving a proxy has the power to revoke it at any time before its exercise by filing with the Secretary of the Company an instrument of revocation or by the presentation at the meeting of a duly executed proxy bearing a later date. It also may be revoked by attendance at the meeting and election to vote in person. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to the stockholders is August 2, 1996.

         Only holders of record of Common Stock, $.01 par value ("Common Stock"), of the Company at the close of business on July 31, 1996, will be entitled to vote at the meeting. On July 31, 1996, the Company had 9,900,311 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote.

         Shares represented by proxies that reflect abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention has no effect with respect to the election of directors, since a plurality is required for the election of directors. However, with respect to any proposal for which at least a majority vote is required, an abstention has the same effect as a vote against the proposal. Broker non-votes will be included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum. However, broker non-votes will not be counted for purposes of determining whether a proposal has been approved.


                                 ANNUAL REPORT

         The Company's Annual Report to Stockholders for the year ended September 30, 1995, has been or is being furnished with this Proxy Statement to stockholders of record on July 31, 1996. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material.

         As of July 31, 1996, Waste Systems, Inc., a Delaware corporation ("WSI") beneficially owned 5,104,448 shares of Common Stock, or approximately 51.6% of the outstanding shares of Common Stock.


                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

COMPENSATION OF DIRECTORS

         Directors who are officers or employees of the Company receive no additional compensation for their services as members of the Board. Directors who are not officers or employees of the Company do not currently receive any compensation for such services but may, in the future, receive such compensation for their services as the Board may from time to time determine.

BOARD OF DIRECTORS

         The business of the Company is managed by or under the direction of the Board and its committees. The Board establishes corporate policies, approves major business decisions and monitors the performance of the Company's management. The day-to-day management functions and operating activities of the Company are performed by the Company's full-time officers and executive employees. The Board of Directors met four times in 1995.

AUDIT COMMITTEE, NOMINATING COMMITTEE AND COMPENSATION COMMITTEE

         The entire Board currently performs the audit committee, nominating committee and compensation committee functions. When performing audit committee functions, the Board recommends the selection of and confers with the Company's independent accountants regarding the scope and adequacy of annual audits, reviews reports from the independent accountants and meets with the independent accountants and with the Company's financial personnel to review the adequacy of the Company's accounting principles, financial controls and policies. When performing nominating committee functions, the Board's duties include developing a policy on the size and composition of the Board and criteria relating to candidate selection, and identifying candidates for Board membership. When performing compensation committee functions, the Board reviews the Company's compensation philosophy and programs, exercises authority with respect to the payment of direct salaries and incentive compensation to officers of the Company and administers the Company's 1992 Stock Option Plan (the "Option Plan").

ATTENDANCE AT MEETINGS

         In 1995, all directors attended 75 percent or more of the aggregate number of meetings of the Board.


                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

         The directors of the Company are elected annually to serve until the next annual meeting of the stockholders and until their respective successors are elected. Proxies may be voted for four directors. Each director is entitled to one vote on all matters considered by the Board.

         Biographical summaries and ages as of July 31, 1996, of individuals nominated by the Board for election as directors appear below. For information with respect to the number of shares of Common Stock beneficially owned by each of them, directly or indirectly, as of July 31, 1996, see "Common Stock Ownership of Certain Beneficial Owners and Management."

         DR. WERNER KOOK (age 47) has served as Chairman of the Board of the company since October 1995. Dr. Kook has served as a senior officer of various waste management companies controlled by the Rethmann family in Europe for the past five years. Rethmann Kreislaufwirtschaft GmbH & Co. KG and Rethmann GmbH & Co. Verwaltungs- und Beteiligungs-KG are leading waste management services companies in Europe and Australia controlled by the Rethmann family in Germany. Members of the Rethmann family and their affiliates own 50% of the outstanding shares of capital stock of WSI.

         CHARLES D. CROCHET (age 37) has served as President and a director of the Company since February 1994. Mr. Crochet founded and served as president of a predecessor to the Company and has worked in the medical waste business since 1988. Prior to 1988, Mr. Crochet was employed for over 10 years in senior positions with two national companies engaged in the business of hazardous waste management.

         JURGEN THOMAS (age 50) has served as a director of the Company since February 1994. Mr. Thomas has served for over 15 years as Chief Financial Officer of various companies associated with the Edelhoff family in Germany, which controls leading waste management companies in Europe, and was a director of WSI from 1988 until 1995.

         DR. CLEMENS PUES (age 31) has served as a Director and Vice President of the Company since October 1995. Dr. Pues has been working with the AIR Lippewerk Recycling GmbH, a wholly-owned subsidiary of the Rethmann Kreislaufwirtschaft GmbH & Co. KG, since September 1994, where he has been responsible for gypsum recycling. Prior to 1994, Dr. Pues was employed at the University of Muenster as assistant professor in international management for four years.

         The election of directors will be determined by a plurality of the shares present in person or by proxy at the meeting, provided that the total shares present at the meeting constitute a quorum.

         Prior to the filing of the lawsuits described under "Involvement in Legal Proceedings" herein, the Board had identified two persons for nomination to the Board who were not officers of the Company and were not affiliated with the Rethmann or Edelhoff families. Following such filing, such persons declined to be so nominated. The Company has presented the plaintiffs in the minority stockholder litigation the opportunity to nominate a director of their choosing but such offer has been refused to date by the minority stockholder plaintiffs. The Board intends to continue to attempt to identify independent candidates for directors and to appoint such candidates to the Board prior to the next annual meeting of stockholders.

                               EXECUTIVE OFFICERS

         The following is a list of the executive officers of the Company as of July 31, 1996, their ages, positions and offices with the Company, and periods during which they have served in such positions and offices:

 Name                  Age    Positions or Offices with the Company      Officer Since
 ----                  ---    -------------------------------------      -------------
 Dr. Werner Kook        47    Chairman of the Board and Director         October 1995

 Charles D. Crochet     37    President and Director                     February 1994

 Curtis W. Crane        36    Chief Financial Officer, Secretary and     September 1995
                              Treasurer

 Dr. Clemens Pues       31    Vice President, Assistant Secretary and    October 1995
                              Director

There are no arrangements or understandings with respect to the selection of officers and directors and there are no family relationships between any of such persons. Dr. Pues is a senior officer of WSI, which beneficially owns 51.6% of the outstanding shares of the Company, and Dr. Kook and Dr. Pues are employed by certain waste management companies controlled by the Rethmann families and Edelhoff families, respectively, collectively who own 100% of WSI.

=================


         DR. WERNER KOOK'S business experience is set forth above under "Proposal No. 1 - Election of Directors."

         CHARLES D. CROCHET'S business experience is set forth above under "Proposal No. 1 - Election of Directors."

         CURTIS W. CRANE has served as Chief Financial Officer of the Company since September 1995. Prior to his affiliation with the Company, Mr. Crane held senior financial positions including Chief Financial Officer for NDE Environmental Corporation and Director of Finance and Tax for Lone Star Steel Company.

         DR. CLEMENS PUES' business experience is set forth above under "Proposal No. 1 - Election of Directors."


                        INVOLVEMENT IN LEGAL PROCEEDINGS

         In May 1995, the Company was advised that a group of minority stockholders of the Company, including Patrick Grafton, former Chief Executive Officer of the Company, acting individually and purportedly on behalf of all minority stockholders, and on behalf of the Company, filed a lawsuit against the Company, WSI and Messrs. Niehues, Thomas and Forell, directors of the Company. The plaintiffs allege minority stockholder oppression, breach of fiduciary duty and breach of contract and "thwarting of reasonable expectations" and demand an accounting, appointment of a receiver for the sale of the Company, unspecified actual damages and punitive damages of $10 million, plus attorney's fees. The Company denies all material allegations of the lawsuit and believes that the resolution of this matter will not have a material adverse effect on the Company's financial condition.

         In June 1995, the former stockholders of Med-Waste filed suit in James
H. Shepherd, et al v. 3CI Complete Compliance Corporation, et al, No. C.V.-95-1441-1 in the Circuit Court of Hot Springs County, Arkansas, against the Company and various current and former officers and directors of the Company. Plaintiffs have alleged violations of federal and state securities laws, breach of contract, common law fraud and negligence in connection with the acquisition of Med-Waste by the Company and have demanded rescission, restitution, unspecified actual damages and punitive damages of $10 million, plus attorney's fees. The case has been transferred to the United States District Court of the Western District of Arkansas, Hot Springs Division. The parties, other than Patrick Grafton, former Chief Executive Officer of the Company, have agreed to settle the suit in consideration for the issuance by the Company to the plaintiffs of 250,000 shares of Common Stock and the payment by the Company to the plaintiffs of 20% to 55% of the pre-tax profits, as defined, attributable to the assets previously acquired from Med-Waste until such time as the shares of Common Stock held by the plaintiffs become freely tradable and the market price of the Common Stock averages at least $2.50 over a period of 42 consecutive days. In addition, the Company and WSI have agreed to repurchase the shares of Common Stock held by the plaintiffs for $2.50 per share in certain events, including the bankruptcy of the Company or in the event WSI ceases to be the largest beneficial holder of the Common Stock. The obligations of the Company to the plaintiffs are secured by a security interest in most of the assets of the Company, and WSI has agreed to subordinate its loans to the Company, and all related security interests, to the obligations, and the related security interests, of the Company to the plaintiffs.


                           COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning any person who was the beneficial owner of five percent or more of the Company's outstanding Common Stock as of July 31, 1996. The table also shows information concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of July 31, 1996 through the exercise of any stock option or other right. Unless otherwise indicated, each person has the sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

                                                AMOUNT AND NATURE OF    PERCENT
                                                BENEFICIAL OWNERSHIP    OF CLASS
                                                --------------------    --------
Waste Systems, Inc.(1)  . . . . . . . . . .          5,104,448           51.6%
   910 Pierremont, Suite 312
   Shreveport, Louisiana  71106

River Bay Corporation(2)  . . . . . . . . .           865,500             8.7%
   P. O. Box 13313
   Jackson, Mississippi  39236

American Medical Technologies, Inc.(3).  . .          680,818             6.9%
   5847 San Felipe, Suite 900
   Houston, Texas  77057

Patrick Grafton(4)  . . . . . . . . . . . .           235,916             2.4%
   120 Tradd Street
   Charleston, South Carolina  29401

Charles D. Crochet(5) . . . . . . . . . . .           110,709              1.1%
   910 Pierremont, Suite 312
   Shreveport, Louisiana  71106

Dr. Werner Kook . . . . . . . . . . . . . .             -0-                -0-
   910 Pierremont, Suite 312
   Shreveport, Louisiana  71106

Dr. Clemens Pues  . . . . . . . . . . . . .             -0-                -0-
   910 Pierremont, Suite 312
   Shreveport, Louisiana  71106

Jurgen Thomas . . . . . . . . . . . . . . .             -0-                -0-
   910 Pierremont, Suite 312
   Shreveport, Louisiana  71106

Curtis W. Crane . . . . . . . . . . . . . .             -0-                -0-
   910 Pierremont, Suite 312
   Shreveport, Louisiana  71106

All directors and executive officers as a
group (5 persons) . . . . . . . . . . . . .           110,709              1.1%



(1)      A Schedule  13D dated  April 17,  1995, reflects  that Waste Systems,
         Inc. ("WSI")  is the  beneficial owner  of 5,104,448 shares.   Such
         Schedule 13D reflects that WSI is owned 50% by Rethmann V & B GmbH & Co., a German corporation controlled by members of the Rethmann family in Germany, and 50% by Gustav Dieter Edelhoff, Gustav Edelhoff, Heike Edelhoff-Kirchhoff and Heidemarie Edelhoff, members
         of  the Edelhoff  family in Germany.   The Rethmann  Family  and  the
         Edelhoff Family share voting and dispositive power with respect to the shares beneficially owned by WSI. The Company has been advised that the interests in WSI owned by the members of the Edelhoff family have been transferred to Lobbe Holding GmbH & Co., a German corporation controlled by members of the Edelhoff family.

(2) A Schedule 13D dated October 20, 1994, reflects that River Bay Corporation, a Mississippi corporation, is the beneficial owner of 865,500 shares and has sole voting and dispositive power with respect to such shares.

(3) The information sets forth, to the best of the Company's knowledge, American Medical Technologies, Inc.'s beneficial ownership.

(4) Mr. Grafton was terminated without cause on March 31, 1995. The information sets forth, to the best of the Company's knowledge, Mr. Grafton's beneficial ownership based on filings with the SEC.

(5)      Includes 6,500 shares held  in the name of  Mr. Crochet's  son, Chase
         Crochet.   Also included are 65,000  shares which Mr. Crochet has the right to acquire pursuant to the Option Plan.

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that through the end of its fiscal year ended September 30, 1995, its officers, directors and holders of more than 10% of the Common Stock complied with
Section 16(a) filing requirements with the following exceptions: Larry Stephens, Jurgen Thomas, Dr. Hermann Niehues, Georg Rethmann, Dr. Werner Kook, Curtis Crane, Dr. Clemens Pues and WSI all have filed Forms 3 late, WSI has filed two Forms 4 late, Dr. Hermann Niehues filed four Forms 4 late and Charles Crochet filed two Forms 4 late.

                      COMPENSATION OF EXECUTIVE OFFICERS


                          SUMMARY COMPENSATION TABLE

         The following table sets forth information with respect to the cash compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the remaining most highly compensated executive officers of the Company whose total annual salary and bonus for the fiscal year ended September 30, 1993, September 30, 1994 and September 30, 1995, was at least $100,000.





                                                                Long-Term Compensation
                                                             -----------------------------
                                                                        Awards
                                                             -----------------------------
                                       Annual Compensation         Other
                                       -------------------        Annual           Stock         All Other
 Name and Principal Position   Year    Salary        Bonus     Compensation       Options(#)   Compensation($)
 ---------------------------  ------   ------        -----   ----------------     ----------  ------------------
 Patrick Grafton(1)            1993                   --              --               --              --
    Chief Executive
    Officer                    1994    $56,000        --              --          135,000              --
    and Secretary
                               1995   $115,000(2)     --              --               --              --


 Charles D. Crochet            1993    $75,000        --              --               --              --
    President
                               1994    $90,000        --              --           90,000(3)           --

                               1995$   115,000        --              --           90,000              --


- ----------

(1) Mr. Grafton was removed without cause as Chief Executive Officer and Secretary of the Company in March 1995.

(2) Information provided as to Mr. Grafton's compensation is reported on an annualized basis.

(3) Mr. Crochet received an option to purchase 90,000 shares of the Company's Common Stock at $3.00 per share vesting over a three year period at 1/36 per month on a cumulative basis. Of these shares, 32,500 have vested and the remaining shares have been terminated pursuant to the terms of the new employment agreement executed between Mr. Crochet and the Company in August 1995.

                      OPTION GRANTS IN LAST FISCAL YEAR

   The following table provides information concerning grants of stock options by the Company to the named executive officers in fiscal 1995. The Company has not granted any stock appreciation rights.


                                          Individual Grants
- -------------------------------------------------------------------------------------   Potential Realizable
                                             Percentage                                   Value at Assumed
                                                 of                                     Annual Rates of Stock
                                             Total Options                                Price Appreciation
                                             Granted to                                  for the Option Term
                      Options               Employees in  Exercise Price    Expiration  ----------------------
 Name                Granted (#)             Fiscal Year    ($/Share)          Date         5%           10%
 ----                -----------             -----------  --------------    ----------      ---          ---
 Patrick                    --               --                  --            --           --            --
 Grafton(1)

 Charles D. Crochet       90,000              100%              $2.00        8/31/05     $3,251     $111,796

- ----------

(1)    Mr. Grafton's options, granted in May 1994, expired in June 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table provides information on option exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options at September 30, 1995.

                                                               NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                   SHARES                          OPTIONS/SARS              IN-THE-MONEY
                                  ACQUIRED       VALUE         AT FISCAL YEAR-END (#)    AT FISCAL YEAR-END(1)
                                 ON EXERCISE                 ------------------------    ---------------------
NAME                                 (#)        REALIZED    EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ----                            -------------   --------    ---------------------------  -----------  -------------
Patrick Grafton                      --            --           --            --            --            --
Charles D. Crochet                   --            --         35,000         87,500         --            --

- ----------

(1) The "value" of any option set forth in the table above is determined by subtracting the amount which must be paid upon exercise of the options from the market value of the underlying Common Stock as of September 30, 1995 (based on the closing sales price as reported by the Nasdaq Small-Cap Market).

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports and the Performance Graph shall not be incorporated by reference into any such filings.

                          TEN-YEAR OPTION REPRICINGS


The following table sets forth certain information with respect to stock options cancelled and new options granted at the new exercise price during the last ten years to executive officers of the Company.


                        Number of   Market Price     Exercise                     Length of
                         options    of Stock at   Price at time                original option
                       Repriced or    time of      of repricing                term remaining
                         amended    repricing or        or       New exercise   at repricing
  Name         Date        (#)       amendment      amendment       Price       of amendment
  ----         ----        ---       ---------      ---------       -----       ------------
 Charles D.   8/31/95    57,500        $1.25          $3.00         $2.00         23 months
 Crochet(1)



(1) In August 1995, Mr. Crochet entered into a new employment agreement with the Company whereby Mr. Crochet received an option to purchase an additional 90,000 shares of the Company's Common Stock at $2.00 per share vesting over a three-year period at 1/36
         per month  on a  cumulative basis.   Mr. Crochet  retained options to
         purchase 32,500 shares which were vested under the terms of his previous employment agreement.

BOARD OF DIRECTORS REPORT ON REPRICING OF OPTIONS

         In August 1995, the Board of Directors authorized the exchange and repricing of certain outstanding stock options (the "Old Options") held by Mr. Crochet, the President of the Company, whereby Mr. Crochet could voluntarily surrender certain existing stock options and receive new stock options (the "New Options") on the terms described below. The Board of Directors noted that the overall purpose of the Company's Option Plan is to attract and retain the services of the Company's employees and to provide incentives to such person to exert maximum efforts for the Company's success. The Board of Directors concluded that the decline in the market value of the Company's Common Stock had frustrated these purposes and diminished the value of the Company's stock option program as an element of the Company's compensation arrangements. Accordingly, the Board of Directors adopted a repricing program with the elements described below.

         In connection with the repricing, Mr. Crochet exchanged an aggregate of 57,500 shares subject to Old Options for 57,500 shares of New Options. Mr. Crochet also received options to purchase an additional 32,500 shares at $2.00 per share at the time of the repricing. At the time of the repricing, the exercise price of the Old Options was $3.00 per share. The exercise price of all New Options is $2.00 per share. The New Options vest at the rate of 1/36 per month over a three-year period. The Old Options exchanged by Mr. Crochet had a remaining term of eight years and one month.



                           BOARD OF DIRECTORS REPORT
                           ON EXECUTIVE COMPENSATION

         In accordance with the executive compensation rules established by the SEC, the following report regarding executive compensation is provided by the Board of Directors.

         During fiscal 1995, the Company had no formal compensation policies with respect to executive officers. Because there are no formal compensation policies in place, the compensation of newly-hired executive officers was determined based generally on the qualifications and prior experience of the executive officers. The following paragraphs set forth the basis of the compensation paid in fiscal 1995 to Patrick Grafton and Charles Crochet.

         In February 1994, the Board of Directors elected Patrick Gordon as Chief Executive Officer and Secretary of the Company. At that time, the Board of Directors established Mr. Grafton's salary at $5,550 per month for February and March of 1994, $7,500 per month for April through September 1994, and $9,583 per month for October 1994 through September 1995, as part of an employment agreement commencing February 1994 and ending September 1995. In February 1994, Mr. Grafton also received an option to purchase 135,000 shares of the Company's Common Stock at $3.00 per share which vests over a three-year period at 1/36 per month on a cumulative basis. The Board of Directors set Mr. Grafton's compensation package based on the key role he was to hold within the Company and in view of competitive compensation packages offered to his peer group in the industry. The stock option was granted to provide a long term incentive to Mr. Grafton. In March 1995, Mr. Grafton was removed without cause as Chief Executive Officer and Secretary of the Company.

         In February 1994, the Board of Directors elected Charles Crochet as President of the Company. At that time, in February 1994, the Board of Directors established Mr. Crochet's salary at $6,250 per month for February and March of 1994, $7,500 per month for April through September 1994, and $9,583 per month for October 1994 through September 1995, as part of an employment agreement commencing February 1994 and ending September 1995. This employment agreement was renewed on August 31, 1995, increasing Mr. Crochet's salary to $10,833 per month commencing October 1, 1995 through September 1996. In February 1994, Mr. Crochet also received an option to purchase 90,000 shares of the Company's Common Stock at $3.00 per share which vested over a three year period at 1/36 per month on a cumulative basis. According to the terms of the renewal of Mr. Crochet's employment agreement, the remaining unvested options under the former employment agreement were terminated and Mr. Crochet was granted an option to purchase 90,000 shares of the Company's Common Stock at $2.00 per share, which also vests over a three year period at 1/36 per month on a cumulative bases. The Board of Directors set Mr. Crochet's compensation package based on the key role he was to hold within the Company and in view of competitive compensation packages offered to his peer group in the industry. The stock option was granted to provide a long-term incentive to Mr. Crochet.

                               BOARD OF DIRECTORS

                                Dr. Werner Kook
                               Mr. Jurgen Thomas
                                Dr. Clemens Pues
                              Mr. Charles Crochet

                               PERFORMANCE GRAPH

         The following performance graph compares the performance of the Common Stock to the S&P 500 Stock Index and to a Peer Group of other public companies. The information was provided by the Center for Research in Security Prices
(CRSP) of The University of Chicago Graduate School of Business. The Peer Group Index is comprised of New York Stock Exchange, American Stock Exchange and NASDAQ-listed companies having the three digit standard industry classification codes 4950-4959. The graph assumes that the value of the investment in the Common Stock and each Index was 100 at April 14, 1992, and that all dividends were reinvested.


                                                           September 30
                                            April 14   ---------------------
                                              1992     1993    1994    1995
                                              ----     -----   -----   -----
    3CI Complete Compliance Corporation       100       34.4    30.5     6.1
    S&P 500 Stock Index                       100      116.0   120.2   156.2
    Peer Group                                100       78.8    81.1    86.3

                             EMPLOYMENT AGREEMENTS

         Mr. Patrick Grafton served as Chief Executive Officer of the Company pursuant to an employment agreement commencing February 1994 and ending September 1995. Mr. Grafton was entitled to a salary of $5,500 per month in February and March 1994, $7,500 per month from April through September 1994, and increasing to $9,583 per month commencing October 1994 through September 1995. This employment agreement was terminated on March 31, 1995.

         Charles D. Crochet serves as President of the Company pursuant to an employment agreement commencing in February 1994 and ending in September 1995. Mr. Crochet was entitled to a salary of $6,250 per month in February and March 1994, $7,500 per month from April through September 1994, and increasing to $9,583 per month from October 1994 through September 1995. This employment agreement was renewed on August 31, 1995, increasing Mr. Crochet's salary to $10,833 per month commencing October 1, 1995 through September 1998. As an additional incentive to Mr. Crochet under the new employment agreement, Mr. Crochet is eligible for an annual bonus based on Fiscal Year Pre-Tax Profits as a percentage of Revenues. The amount of such annual bonus is based on a percentage between 6% and 10% of an amount determined by the Board of Directors from an approved bonus plan, such actual percentage depending upon the Company's Pre-Tax Profits as a percentage of Revenue.

         Other than as set forth above, there are no compensatory plans or arrangement with respect to any individual named in the Summary Compensation Table above or otherwise which would result from the resignation, retirement or other termination of such individual's employment with the Company or a change in control.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors of the Company performs, among other functions, the functions normally performed by a compensation committee. During the fiscal year 1995, the following persons served on the Board of Directors and participated in the deliberations concerning executive officer compensation:
Dr. Hermann Niehues, Charles D. Crochet, Patrick Grafton, George Rethmann and Jurgen Thomas. Charles D. Crochet also served as the President of the Company during 1995 and Patrick Grafton served as Chief Executive Officer of the Company until March 1995. Jurgen Thomas is currently the director of WSI which beneficially owns 51.6% of the Common Stock of the Company. Erik v. Forell and Patrick Grafton formerly served as directors of WSI during fiscal year 1995. Erik v. Forell served as President and Secretary of WSI during the third and fourth quarters of fiscal year 1995. Georg Rethmann served as the President of WSI during the first and second quarters of fiscal year 1995. Dr. Clemens Pues is currently the President of WSI.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In February, March, April, May and July 1995, WSI made non-interest bearing cash advances totaling $4,100,000 to the Company. In June 1995, the Company executed a $6,000,000 revolving promissory note, to be funded at the discretion of WSI, which was utilized to repay the advances not converted to common stock. This Revolving Promissory Note was renegotiated in September 1995 increasing the total available to $8,000,000 including interest with the principal portion not to exceed $7,400,000.

         In February 1996, the Company obtained a waiver from WSI of certain covenants contained in the Revolving Promissory Note related to minimum quarterly net income requirements for the quarter ended December 31, 1995.

         In April 1994, WSI which beneficially owns 51.6% of the outstanding shares of Common Stock, purchased 1,557,324 shares of Common Stock of the Company in consideration for the conversion by WSI of long-term debt totaling $4,580,599, plus accrued interest of $91,374 ($3.00 per share).

         In April 1995, WSI purchased an additional 416,667 shares of Common Stock in consideration for the conversion by WSI of a $1,000,000 non-interest-bearing cash advance made by WSI to the Company in November 1994 ($2.40 per share).

         In February 1995, the Company expensed approximately $310,000 for certain services provided to the Company by WSI and for reimbursement of expenses incurred on behalf of the Company.

         The Company had loans from WSI, its majority shareholder, outstanding during 1994 and 1995. Related interest expense in the amount of $112,500, $221,246, and $397,184, was recorded for the year ended September 30, 1995 and the year ended September 30, 1994 and the nine months ended September 30, 1993, respectively.


                       CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         KPMG Peat Marwick L.L.P. were previously the principal accountants for the Company. On October 26, 1994, that firm resigned from its role as principal accountants. The Board subsequently approved such resignation. The Company appointed Arthur Andersen LLP as its principal accountants on January 16, 1995.

         In connection with the audits of the fiscal periods ended September 30, 1992 and 1993, and the subsequent interim period through October 26, 1994, there were no disagreements with KPMG Peat Marwick L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

         The audit reports of KPMG Peat Marwick L.L.P. on the consolidated financial statements of the Company as of and for the years ended September 30, 1992 and 1993, did not contain any adverse opinion or disclaimer of opinion nor were they qualified, modified as to uncertainty, audit scope or accounting principles.

         Prior to engaging Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP in any matter regarding either the application of accounting principles to a completed or proposed transaction or the type of audit opinion that might be reached on the Company's financial statements.

                                 PROPOSAL NO. 2

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

         The Board of Directors desires to obtain stockholders' ratification of the Board's appointment of Arthur Andersen LLP as the Company's independent accountants to audit the financial statements of the Company for the year ending September 30, 1996. Representatives of Arthur Andersen LLP will be present at the meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement should they desire to do so.

         The proposal will be approved if approved by the vote of a majority of the shares present in person or by proxy at the meeting, provided that the total shares present at the meeting constitute a quorum. THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.


                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         From time to time the stockholders of the Company submit proposals which they believe should be voted upon by the stockholders. The Commission has adopted regulations which govern the inclusion of such proposals in the Company's annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than May 7, 1997 in order to be considered for inclusion in the Company's 1997 proxy materials.


               MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

         The Board is not aware of any matters to come before the meeting other than the election of directors, and the proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the succeeding year. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.


                                VOTE OF PROXIES

         All shares represented by duly executed proxies will be voted FOR the election of the nominees named above as directors unless authority to vote for the proposed slate of directors or any individual director has been withheld. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board. With respect to the proposal to ratify the approval of Arthur Andersen LLP as the Company's independent accountants, all such shares will be voted FOR or AGAINST, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted FOR the proposal to ratify the approval of Arthur Andersen LLP as the Company's independent accountants.


                                        By Order of the Board of Directors



                                        DR. WERNER KOOK
                                        Chairman of the Board of Directors

Dated:  August 2, 1996

- --------------------------------------------------------------------------------

                      3CI COMPLETE COMPLIANCE CORPORATION

          PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- SEPTEMBER 4, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          Please mark, sign, date and return in the enclosed envelope.

  The undersigned stockholder of 3CI Complete Compliance Corporation (the "Company") hereby appoints Charles D. Crochet and Dr. Clemens Pues, or either of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, September 4, 1996, at 11:00 a.m., Central Daylight Time, at the Chateau Suite Hotel of Shreveport, 201 Lake Street, Shreveport, Louisiana, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

(1) ELECTION OF DIRECTORS

            FOR / /                                    WITHHOLD AUTHORITY / /
              all nominees listed below                to vote for all nominees
              (except as marked below)                   listed below

          Dr. Werner Kook         Dr. Clemens Pues         Charles D.
                         Crochet         Jurgen Thomas

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A
              LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

(2) PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT
    ACCOUNTANTS FOR 1996      / / FOR         / / AGAINST         / / ABSTAIN

                                                        (Continued on next side)

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

(3) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof; all as more particularly described in the Proxy Statement dated August 2, 1996, relating to such meeting, receipt of which is hereby acknowledged.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

                                              ----------------------------------

                                              ----------------------------------
                                              Signature of Stockholder(s)

                                              Please sign your name exactly as
                                              it appears hereon. Joint owners
                                              must each sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              your full title as it appears
                                              hereon.

                                              Dated  , 1996.

- --------------------------------------------------------------------------------